Exhibit 10(e)

MODIFICATION OF LEASE

THIS MODIFICATION OF LEASE made this 23rd day of January, 1946, by and between CLOQUET LUMBER COMPANY, a corporation of the State of Iowa and qualified to hold property in the State of Minnesota, hereinafter called the “Lessor”, Party of the First Part, and RESERVE MINING COMPANY, a corporation of the State of Minnesota, hereinafter called “Lessee”, Party of the Second Part;

W I T N E S S E T H  THAT:

WHEREAS, on May 1, 1916, an Indenture of Lease was entered into by and between Lessor and Claude W. Peters, as Lessee, which lease was recorded in Book 690 of Deeds, Page 529 in the Office of the Register of Deeds of St. Louis County, Minnesota; and

WHEREAS, Claude W. Peters, named as Lessee in said lease, assigned all of his right, title and interest in and to said lease and the leasehold estate created thereby to Mesabi Iron Company, a corporation of the State of Delaware, by assignment of lease dated December 19, 1919, and recorded in Book 690 of Deeds, Page 545 in the Office of the Register of Deeds of St. Louis County, Minnesota; and

WHEREAS, said Mesabi Iron Company assigned all of its right, title and interest in and to said lease and the leasehold estate created thereby to said Reserve Mining Company, Lessee herein, by assignment of lease dated July 25, 1939, and recorded in Book 690 of Deeds, Page 565 in the Office of the Register of Deeds of St. Louis County, Minnesota, and said Reserve Mining Company is now the Lessee under said lease; and

WHEREAS, the Lessor and Lessee herein mutually desire to modify and amend certain of the terms and provisions of said lease in the manner and to the extent hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the sum of One Dollar ($1.00) by the Lessee to the Lessor in hand paid and other valuable considerations between the parties moving, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.                                      That Article FIRST of said lease be and the same hereby is modified and amended to read as follows:

FIRST:  The Lessor does hereby let, lease and demise unto the Lessee all the following described tracts and parcels of land, situate, lying and being in the County of St. Louis and State of Minnesota, and more particularly described as follows, to wit:

The Northwest Quarter of the Northeast Quarter (NW¼ of NE¼) and the North Half of the Northwest Quarter (N½ of NW¼) of Section Five (5); the West Half of the Northeast Quarter (W½ of NE¼) and the Northwest Quarter (NW¼) and the Southwest Quarter (SW¼) of Section Six (6); the North Half of the Northeast Quarter (N½ of NE¼), the Southwest Quarter of the Northeast Quarter (SW¼ of NE¼) and the Northwest Quarter of the Southwest Quarter (NW¼ of SW¼) of Section Seven (7); all in Township Fifty-nine (59) North, Range Thirteen (13) West; and the Northwest Quarter of the Northwest Quarter (NW¼ of NW¼) of Section Thirty-one (31) in Township Sixty (60) North, Range Thirteen (13) West;

for the term commencing May 1, 1916, and continuing until all of the iron ore, taconite and other minerals or materials in, under, or upon the above described lands shall have been exhausted.

2.                                      That Article SECOND of said lease be and the same hereby is modified and amended to read as follows:

SECOND:  The said lands are hereby leased to the Lessee for the purpose of exploring for, mining, removing, treating, shipping and selling the iron ore, taconite and any other iron bearing material, and any and all other minerals that may be found therein or thereon, with the right to use or remove the surface of said demised premises for any and all purposes deemed necessary by Lessee for mining purposes, including the right to construct roads and highways thereon, and of erecting and maintaining on said lands all such buildings, dwellings, stores, employees’ and workmen’s houses, mills and plants, machinery, excavations, openings, ditches, drains, flumes, pipe lines, railways, tramways, water-ways, power and transmission lines, and all such other improvements and fixtures as may be deemed necessary or convenient by Lessee for such mining purposes.  It is expressly agreed and understood, anything herein contained to the contrary notwithstanding, that Lessee shall not have the right hereunder to use, and that Lessee will not use, said lands for agricultural purposes.  The Lessee shall have the right to use such of the water on said demised premises as may be necessary to mining purposes, insofar as the Lessor has authority to grant the same.  The Lessor shall have the right to enter upon said premises, and to cut and remove therefrom any valuable timber standing thereon, but such entering and removing shall in no way interfere with the operations of the Lessee.  In the event of the erection of any buildings on said demised premises, the use and occupancy thereof shall cease and determine upon the termination of this lease, whether by the acts of the parties, or either of them, or by the expiration of the term hereof; and all such buildings shall be removed from the demised premises within the time mentioned in Article TENTH hereof, and upon the failure to so remove them, title thereto shall vest in the Lessor.  The Lessee covenants to preserve all the demised lands from adverse occupancy or possession on the part of any person, and to preserve the same from being lost for non-payment of taxes, mechanic’s liens, or otherwise.

3.                                      That Article FIFTH of said lease be and the same hereby is modified and amended to read as follows:

FIFTH:  The parties hereto believe that the greater portion of the mineral bearing rock now known to exist on, in, or under the demised lands, is so largely composed of silicious and other substances as to require the concentration thereof by crushing, grinding and magnetic treatment, or other processes, before shipment, and the binding of the resulting concentrates, so as to secure a product which will be merchantable and of proper composition for successful and economical use in a blast furnace.

For the purposes of this lease —

(a)                                 The words “crude ore” wherever used herein shall mean iron ore bearing material as the same is delivered at the primary crusher for milling and beneficiation.

(b)                                 Any process whereby the percentage of iron content of the crude ore is increased by the elimination of silica and other foreign substances, whether by crushing, grinding, separation and/or any other process, and if necessary, the agglomeration of the concentrates, whether by nodulization or sintering or any other process so as to secure a product which will be merchantable and of proper composition for successful and economical use in a blast furnace is hereinafter referred to as “beneficiation” or “beneficiated”, as the context requires, and the plant or mill in which such processes are carried on is hereinafter referred to as “beneficiation plant”.

(c)                                  The words “concentrated ore” wherever used herein shall mean crude ore which has been beneficiated and is ready for shipment to the blast furnace.

It is therefore agreed that Lessee shall have the right to improve the crude ore by beneficiation on the demised premises, or Lessee may remove the same from the demised premises to such other place or places as Lessee may deem best for the purpose of beneficiating the same.  The waste material resulting from such beneficiation may, at the option of the Lessee, be deposited on the demised premises, but in such manner and in such place or places as will not conflict with or hinder the future operation of any mine or mines thereon, or the Lessee may sell such waste material, in which event Lessee shall pay to Lessor Fifteen per cent (15%) of the net profits arising from any such sale after deducting all loading, transportation, selling or other charges in connection therewith; the same to be paid quarterly on the quarter days in this lease mentioned, or the Lessee may dispose of or completely waste all of such tailings or other waste material in any manner Lessee considers advisable.

Lessee further agrees to conduct such beneficiation of the crude ore in a good and workmanlike manner and in accordance with the requirements of good engineering practice and sound business principles in order to render the product of such beneficiation merchantable and of proper composition and character for successful and economical furnace use, and Lessee will use in such beneficiation proper machinery and appliances to accomplish that end.  In this connection it is understood that a certain loss or waste will of necessity result from any such beneficiation and it is further agreed that Lessee may use its best judgment in the method of beneficiating the crude ore and may from time to time modify the process and the degree of recovery of the mineral value to meet changed business and market conditions.

Lessee hereby agrees that all of the crude ore mined hereunder from said demised premises which Lessee deems desirable to beneficiate may be beneficiated, but Lessee shall be under no obligation to either mine or to beneficiate any crude ore containing less than Twenty-one per cent (21%) magnetic iron in natural condition.

If the beneficiating plant in which crude ore from the demised premises is beneficiated is located on any lands other than the demised premises, then the Lessee shall, before any crude ore is removed from the demised premises to any such beneficiating plant, notify the Lessor in writing of the description of the lands upon which any such plant is located and the lands upon which the concentrated ore shall be stockpiled, and thereupon and thenceforth such premises shall be deemed to be the same as the demised premises as to all rights of Lessor under this lease to the concentrated ore stockpiled thereon; the intention hereof being to grant to Lessee the right at its election to have the beneficiating of the crude ore carried out upon lands other than the demised premises but without waiving any right which Lessor would have in and to the concentrated ore if the beneficiation thereof were conducted upon the demised premises.

Lessee shall have the right to mix crude ore mined from the demised premises with crude ore mined from other lands before such crude ore is beneficiated, as aforesaid, provided Lessee shall take representative samples and make detailed analyses thereof to determine as accurately as possible the content of the crude ore mined from the demised premises and from the other lands comprising the mixture and the recoverable iron through beneficiation of such crude ores, and shall keep accurate record of such analyses and of the recoverable iron content and of the weight of the crude ore removed from the demised premises and of the crude ore removed from other lands which comprise the mixture; such weights to be determined on proper scales installed and maintained by Lessee.  From said analyses and from said percentage of recovery of iron and said weights Lessee shall determine and keep a proper record of the percentage of concentrated ore resulting from the treatment of the crude ore mined from the demised premises and the percentage of the concentrated ore resulting from the treatment of the crude ore mined from the other lands.  Lessee shall permit authorized representatives of Lessor to examine said records at all reasonable times and to be present when said analyses and tests are made.

It is agreed that any crude ore removed from the demised premises to any other lands for the purpose of beneficiating the same shall not be deemed to be shipped from the demised premises so as to cause the royalty herein provided for to accrue thereon until such concentrated ore shall actually be shipped.  If a plant for the beneficiation of the crude ore is erected upon the demised premises Lessor hereby grants to Lessee the right and privilege to transport crude ore from other lands to the demised premises and to beneficiate thereon such crude ores and to deposit on the demised premises all the waste materials and concentrated ores resulting from such beneficiation in such manner and in such place or places as will not conflict with or hinder the future operation of any mine or mines thereon.

4.                                      That Article SEVENTH of said lease be and the same hereby is modified and amended to read as follows:

SEVENTH:  Lessee covenants and agrees to and with the Lessor that Lessee will on the Thirtieth (30th) days of January, April, July and October in each year (herein called “quarter days”), or on the day ensuing if that day falls on Sunday or a legal holiday, during the period hereinbefore stipulated, or during the period this lease continues in force, pay to, or for the use of, the Lessor, at such bank in the State of Minnesota, or elsewhere in the United States as the Lessor may from time to time in writing designate, a royalty for all iron ore mined, removed and shipped from said premises during the three calendar months next preceding the first day of the month in which payment is to be made, as aforesaid, as follows, to wit:

(1)                                 For all ore mined and shipped in its natural condition as the same is taken from the mine, as provided in Article SIXTH hereof, Forty Cents (40¢) per ton of Twenty-two Hundred and Forty (2240) pounds.

(2)                                 For each ton of concentrated ore as defined in Article FIFTH hereof averaging in iron Forty per cent (40%) or less, dried at 212° F., Eleven Cents (11¢); for each ton of concentrated ore averaging Forty-one per cent (41%) iron, dried at 212° F., Eleven and Eleven One-hundredths Cents (11.11¢); for each ton of concentrated ore averaging Forty-two per cent (42%) iron, dried at 212° F., Eleven and Twenty-two One-hundredths Cents (11.22¢), and so on adding Eleven One-hundredths Cents (.11¢) per ton to the amount of royalty for each One per cent (1%) increase in iron of the concentrated ore above Forty per cent (40%) dried at 212° F., so that if the concentrated ore when shipped averaged 62.50% iron dried at 212° F., the royalty would be Thirteen and Four Hundred Seventy-five One-thousandths Cents (13.475¢) per ton; or, at the option of the Lessee, for each ton of crude ore, as defined in Article FIFTH, an amount computed by dividing the royalty rate determined as above on the concentrated ore from which the crude ore is produced by the number of tons of crude ore required to be beneficiated to product one ton of concentrated ore, that is, if it requires the beneficiation of three tons of crude ore to produce one ton of concentrated ore, then the royalty per ton for crude ore would be one-third of the royalty per ton for the concentrated ore.  The word “ton” when used herein means a gross ton of Twenty-two Hundred and Forty (2240) pounds.

(3)                                 If Lessee elects to treat any of the concentrated ore from the demised premises by metallizing the same before the sale thereof, then, and in such event, royalty shall be paid as aforesaid on either the concentrated ore or the crude ore used in such process and the delivery of any concentrated ore to any plant for metallization shall be deemed the equivalent of shipment of such ore from the premises and the royalty shall become payable thereon as in this Article SEVENTH provided.  Such concentrated ores before being treated by metallizing shall be weighed, sampled and analyzed to determine the iron content thereof, and if shipped by rail such concentrated ores shall be weighed by the railroad company transporting the same.  If such concentrated ores are not shipped by rail to the plant for metallizing, then such concentrated ores shall be weighed on proper scales to be installed and maintained by the Lessee, subject to like inspection and correction of errors as in the case of the railroad company’s scales and weights.  The sampling and analyzing of the concentrated ore being treated by metallizing shall in all cases be done by a competent chemist and in a manner usual and customary in sampling and analyzing iron ores and at the expense of the Lessee.  Lessee shall give Lessor thirty (30) days’ notice of Lessee’s intention to metallize.

Lessee, at the time of such royalty payment, shall transmit to the Lessor an exact and truthful statement of the amount of iron ore shipped or removed during the three calendar months for which such payment shall be made, showing the iron ore shipped in its natural condition without treatment, the tonnage of crude ore mined and the tonnage of the concentrated ore.  Except as herein otherwise provided, the iron ore so mined and shipped from said land, and the concentrated ore, shall be weighed by the railroad company transporting the same, which weights shall be prima facie evidence between the parties hereto, or shall be weighed on proper scales installed and maintained by Lessee, subject to like inspection and correction of errors as in the case of the railroad company’s scales and weights.

Lessee also agrees to furnish to Lessor monthly statements showing all the aforesaid weights, but the Lessor reserves the right to inspect, review and test the correctness of the railroad company’s scales and weights, and the scales and weights herein provided for, at any time and in such manner as Lessor may see fit to adopt; it being understood that any errors in these respects, when ascertained, shall be recognized and corrected in the accounts.

5.                                      That Article EIGHTH of said lease be and the same hereby is modified and amended to read as follows:

EIGHTH:  Lessee further covenants and agrees that from and after May 1, 1946, Lessee shall pay as minimum royalty hereunder One Thousand Dollars ($1,000.00) a year for a period of Ten (10) years, or until May 1 of the year following the calendar year in which Lessee commences mining operations under that certain lease Lessee now holds made October 1, 1917, as of April 30, 1915, by and between East Mesaba Iron Company and Dunka River Iron Company, as Lessors, and Claude W. Peters, as Lessee, and recorded in Book 690 of Deeds, Page 411 in the Office of the Register of Deeds of St. Louis County, Minnesota, whichever event first occurs, and then at the rate of Two Thousand Dollars ($2,000.00) a year for the next Ten (10) year period, and thereafter at the rate of Five Thousand Dollars ($5,000.00) a year until this lease shall expire or be terminated in the manner herein provided.  Such minimum royalty shall be paid in each year in four (4) equal installments on the quarter days above mentioned for the payment of royalties on ore mined and shipped.

All moneys paid as minimum royalties in excess of the royalties which accrue on ores actually shipped during any quarter shall be considered advanced royalties, and whenever the royalties accruing on ores actually shipped in any subsequent quarter exceed the minimum amount payable in such quarter, then the Lessee shall be entitled to be credited by a sum equal to such excess royalties payable in such subsequent quarter, until Lessee has been credited with all moneys paid by Lessee as advanced royalties.

6.                                      Said lease dated May 1, 1916, as herein modified and amended shall continue in full force and effect.

IN WITNESS WHEREOF, Cloquet Lumber Company and Reserve Mining Company have caused these presents to be signed by their respective proper officers and their respective corporate seals to be hereunto affixed as of the day and year first above written.

Signed, sealed and delivered
in the Presence of:	CLOQUET LUMBER COMPANY

By
Vice President

Attest:
Secretary

RESERVE MINING COMPANY

By
President

Attest:
Secretary

STATE OF	:
COUNTY OF	:	SS:

On this          day of January, 1946, before me, a Notary Public within and for said County and State, personally appeared                                                           , to me personally known, who being by me first duly sworn, did say that he is the Vice President of Cloquet Lumber Company; that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors and said                                                acknowledged said instrument to be the free act and deed of said corporation.

My Commission Expires:

Notary Public

STATE OF OHIO	:
COUNTY OF CUYAHOGA	:	SS:

On this          day of January, 1946, before me, a Notary Public within and for said County and State, personally appeared                                                           , to me personally known, who being by me first duly sworn, did say that he is the                   President of Cloquet Lumber Company; that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors and said                                                acknowledged said instrument to be the free act and deed of said corporation.

My Commission Expires:

Notary Public